Consent of Independent Auditors



The Board of Directors and Shareholders
Princor Government Securities Income Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights", "Additional Information - Financial Statements", and "Financial Statements" and to the incorporation by reference of our report dated November 27, 1996 in the registration statement of Princor Government Securities Income Fund, Inc. on Form N-1A and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this
Post-Effective Amendment No. 21 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-95816) and to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-4226).


/s/Ernst & Young LLP


Des Moines, Iowa